Exhibit 10.1
RESOLUTION OF THE BOARD OF DIRECTORS
of
CHS Inc.

RESOLVED, That effective with the 2012 – 2014 long term incentive plan, LTI awards will be based upon a three year Adjusted Earnings return on Adjusted Equity (ROAE), as those terms are defined below. An incentive for above market performance at a 20% return on Adjusted Equity will be added to the existing LTI goals. Awards will be prorated between a maximum of 14% ROAE and the new above market maximum of 20% ROAE. The new goals will be as follows:

Performance Level             CHS Company Performance Goal
Above Market Performance Maximum              20% ROAE*
Maximum                           14% ROAE
Target                              10% ROAE
Threshold                      8% ROAE

*In order to receive the Market Performance Maximum award the Company must obtain a Return on Invested Capital (ROIC) at least equal to the Weighted Average Cost of Capital (WACC) of the Company. For purposes of calculating WACC, the cost of Adjusted Equity is 12% and the cost of Preferred Stock Equity is based upon the dividends paid on preferred stock.

For purposes of this resolution, for any fiscal year, Adjusted Earnings means the Net Income Attributable to CHS Inc., minus the preferred stock dividends paid, for the fiscal year. Adjusted Equity means Total CHS Inc. equities minus Preferred Stock as of the end of the immediately preceding fiscal year.